                                                                    EXHIBIT 12.1


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                                            YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------------------------------
                                                             1998         1999         2000          2001        2002
                     (IN THOUSANDS)                     ------------- ----------- ------------- ------------- ----------
(Loss) income before income taxes and minority
 interest .............................................   $ (26,264)   $  3,339     $ (45,818)    $ (43,137)   $ 13,277
Plus fixed charges:
 Interest expense, net ................................      68,008      87,474       101,693        98,440      81,784
 Capitalized interest .................................       2,639       3,727         4,182         2,570       1,525
 Portion of rent expense representative of
   interest expense ...................................       3,542       5,201         6,620         7,388       7,635
Plus (income) loss from equity investees ..............        (274)       (231)          (63)          246          --
Plus amortization of capitalized interest .............         522         672           935         1,236       1,252
Less capitalized interest .............................      (2,639)     (3,727)       (4,182)       (2,570)     (1,525)
                                                          ---------    --------     ---------     ---------    --------
Adjusted earnings .....................................      45,534      96,455        63,367        64,173     103,948
Fixed charges .........................................   $  74,189    $ 96,402     $ 112,495     $ 108,398    $ 90,944
Ratio of earnings to fixed charges ....................          --         1.0            --            --         1.1
Deficiency of earnings to cover fixed charges .........   $  28,655                 $  49,128     $  44,225


                                                                                SIX MONTHS ENDED
                                                                        --------------------------------
                                                                         JUNE 30, 2002     JUNE 29, 2003
                            (IN THOUSANDS)                              ---------------   --------------
Income (loss) before income taxes and minority interest .............      $ 18,788          $12,367
Plus fixed charges:
 Interest expense, net ..............................................        41,678           52,664
 Capitalized interest ...............................................         1,456              688
 Portion of rent expense representative of interest expense .........         3,777            3,971
Plus (income) loss from equity investees ............................            --               --
Plus amortization of capitalized interest ...........................           616              647
Less capitalized interest ...........................................        (1,456)            (688)
                                                                           --------          -------
Adjusted earnings ...................................................        64,859           69,649
Fixed charges .......................................................      $ 46,911          $57,323
Ratio of earnings to fixed charges ..................................           1.4              1.2
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